EXHIBIT 99.3

                                SUN BANCORP, INC.

FOR IMMEDIATE RELEASE                             FOR MORE INFORMATION CONTACT:
---------------------                             -----------------------------
September 10, 1999                                Robert F. Mack
                                                  Executive Vice President
                                                  (609) 691-7700



Sun National Bank Completes Purchase of 14 First Union Branches

VINELAND, N.J., Sept. 10 /PRNewswire/ -- Philip W. Koebig III, President of Sun Bancorp, Inc. (Nasdaq: SNBC), the Vineland, New Jersey, holding company for Sun National Bank, announced that yesterday Sun National Bank had completed the purchase of 14 New Jersey branches from First Union National Bank. The branches are located in the New Jersey counties of Burlington, Cape May, Cumberland, Hunterdon and Mercer, with total deposits of about $230 million. As a result of this transaction, Sun National Bank has deposits of about $1.16 billion and total assets of $1.8 billion.

"We are pleased to have another opportunity to strengthen our presence in southern and central New Jersey," commented Koebig. "Sun now has 64 financial service centers serving southern and central New Jersey as well as one office in Philadelphia, Pennsylvania. In addition, Sun Mortgage Company has two offices serving southern New Jersey and Sun National Bank, Delaware, has eight financial service centers serving New Castle County, Delaware," he added.

"Sun has developed a reputation for being a community bank that focuses on the needs of its customers," remarked Koebig, who also serves as President and Chief Executive Officer of Sun National Bank. "This is an exciting opportunity to offer our new customers the continuation of a wide range of products and services, while also giving them the personalized attention of a community bank."

Koebig also commented that this is the 14th in a series of purchases during the past five years that have continued to fulfill Sun's strategic growth goals. During that period of time, the total assets of Sun Bancorp has grown from $113 million in 1994 to total assets of almost $2 billion following the completion of this transaction with First Union.

The Company's common stock is traded in the Nasdaq National Market under the symbol "SNBC." Its deposits are insured to the legal maximum by the Federal Deposit Insurance Corporation.


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